Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Second Quarter 2015 Results

•	Second quarter revenue of $147.5 million

•	Basic EPS of $0.19 for the quarter

•	Reduced drilling and completion activity drove sales and margins lower in Oil and Gas segment

•	Impact of new high margin products contributed to double digit growth in contribution margin for ISP

•	Cash provided by operating activities for the quarter was $18.7 million

Frederick, Md., July 28, 2015 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $10.0 million or $0.19 per basic and $0.18 per diluted share for the second quarter ended June 30, 2015 compared with net income of $28.7 million or $0.53 per basic share and diluted share for the second quarter of 2014. The second quarter earnings per share included a tax benefit of $0.12 per share, which was the result of an update to the estimated annual effective tax rate from 25% to 0%. Excluding the tax benefit, business development related expenses and restructuring costs for actions designed to help bring the business more in line with current market conditions, EPS was $0.08 per basic share.

“I am very proud of what our team achieved during this very challenging and dynamic quarter. Our Industrial segment produced double digit bottom line growth, and we grew share in our Oil and Gas segment while making the tough decisions necessary to reduce costs across the Company,” said Bryan Shinn, president and chief executive officer. “Looking ahead at our Oil and Gas business, we believe sales volumes are stabilizing but pricing is likely to remain fluid in the near-term. For Industrials, we expect continued strong performance, driven by a combination of contributions from new, higher margin products, new business opportunities and healthy end markets for our major product lines,” he added.

Second Quarter 2015 Highlights

Total Company

•	Revenue totaled $147.5 million compared with $205.8 million for the same period last year, a decrease of 28% both on a year-over-year basis and sequentially from the first quarter of 2015.

•	Overall tons sold totaled 2.3 million, down 13% compared with 2.6 million tons sold in the second quarter of 2014 and a decrease of 15% sequentially from the first quarter of 2015.

•	Contribution margin for the quarter was $32.8 million, down 56% compared with $74.7 million in the same period of the prior year and a decrease of 52% sequentially from the first quarter of 2015.

•	Adjusted EBITDA was $23.4 million compared with Adjusted EBITDA of $59.8 million for the same period last year, a decrease of 61% on a year-over-year basis and 54% sequentially from the first quarter of 2015.

•	Income tax benefit of $6.3 million represented the cumulative adjustment during the quarter to reflect the updated estimated annual effective tax rate.

Oil and Gas

•	Revenue for the quarter totaled $90.9 million compared with $149.3 million in the same period in 2014, a decrease of 39% both on a year-over-year basis and sequentially from the first quarter of 2015.

•	62% of tons were sold in basin compared with 67% sold in basin in the second quarter of 2014.

•	Tons sold totaled 1.2 million, a decrease of 19% compared with 1.5 million tons sold in the second quarter of 2014 and down 27% sequentially compared with the tons sold in the first quarter of 2015.

•	Segment contribution margin was $13.3 million versus $57.1 million in the second quarter of 2014, a decrease of 77% on a year-over-year basis and 75% sequentially compared with the first quarter of 2015.

Industrial and Specialty Products

•	Revenue for the quarter totaled $56.7 million compared with $56.5 million for the same period in 2014, essentially flat on a year-over-year basis and up 3% sequentially from the first quarter of 2015.

•	Tons sold totaled 1.0 million, a decrease of 6% on a year-over-year basis and an increase of 5% sequentially compared with the first quarter of 2015.

•	Segment contribution margin was $19.5 million compared with $17.6 million in the second quarter of 2014, an increase of 11% on a year-over-year basis and up 26% sequentially compared with the first quarter of 2015.

Capital Update

As of June 30, 2015, the Company had $322.2 million in cash and cash equivalents and short term investments and $46.9 million available under its credit facilities. Total debt at June 30, 2015 was $493.4 million. Capital expenditures in the second quarter totaled $13.8 million and were associated largely with the Company’s investment in a new frac sand mine and plant located near Fairchild WI, the expansions of our Pacific, MO facility and San Antonio transload, and various cost improvement projects and maintenance capital projects.

Outlook and Guidance

Due to the current lack of visibility in its Oil and Gas business, the Company will continue to refrain from providing guidance for Adjusted EBITDA until such time when it can gain more clarity around its customers’ business activity levels and the associated demand for its products. Based on current market conditions, the Company anticipates that its capital expenditures for 2015 will be in a range of $60 million to $70 million.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, July 29, 2015 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853. The conference ID number for the replay is 13614342. The replay of the call will be available through Aug. 28, 2015.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 115-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, Houston, Texas and Shanghai, China. The Company operates on a platform of ethics, safety and sustainability. U.S. Silica is a founding member of Wisconsin Industrial Sand Association (WISA) and has been recognized by the Wisconsin Department of Natural Resources (WDNR) as a partner in the WDNR Green Tier program. In becoming a Green Tier participant, U.S. Silica demonstrates its commitment to achieving superior environmental and economic performance.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share amounts)

	Three Months Ended June 30,
	2015	2014
Sales	$147,511	$205,801
Cost of goods sold (excluding depreciation, depletion and amortization)	117,200	132,417
Operating expenses
Selling, general and administrative	6,575	19,267
Depreciation, depletion and amortization	13,695	10,341

	20,270	29,608

Operating income	10,041	43,776
Other (expense)/income
Interest expense	(6,249)	(4,013)
Other (expense)/income, net, including interest income	(181)	221

	(6,430)	(3,792)

Income before income taxes	3,611	39,984
Income tax benefit/(expense)	6,342	(11,330)

Net income	$9,953	$28,654

Earnings per share:
Basic	$0.19	$0.53
Diluted	$0.18	$0.53
Weighted average shares outstanding:
Basic	53,303	53,733
Diluted	53,857	54,262
Dividends declared per share	$0.13	$0.13

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$251,488	$267,281
Short-term investments	70,740	75,143
Accounts receivable, net	77,777	120,881
Inventories, net	64,183	66,712
Prepaid expenses and other current assets	9,658	9,267
Deferred income taxes, net	21,472	22,295
Income tax deposits	3,979	746

Total current assets	499,297	562,325

Property, plant and mine development, net	567,197	565,755
Goodwill	68,647	68,647
Trade names	14,914	14,914
Customer relationships, net	6,700	6,984
Other assets	17,915	12,317

Total assets	$1,174,670	$1,230,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$3,833	$4,215
Accounts payable	53,815	85,781
Dividends payable	6,754	6,805
Accrued liabilities	14,431	17,911
Accrued interest	58	60
Current portion of long-term debt	3,324	3,329
Deferred revenue	26,771	26,771

Total current liabilities	108,986	144,872

Long-term debt	490,041	491,757
Deferred revenue	55,506	64,722
Liability for pension and other post-retirement benefits	53,765	59,932
Deferred income taxes, net	44,648	49,749
Other long-term obligations	17,725	16,094

Total liabilities	770,671	827,126
Stockholders’ Equity:
Common stock	539	539
Additional paid-in capital	191,042	191,086
Retained earnings	243,934	232,551
Treasury stock, at cost	(15,937)	(542)
Accumulated other comprehensive loss	(15,579)	(19,818)

Total stockholders’ equity	403,999	403,816

Total liabilities and stockholders’ equity	$1,174,670	$1,230,942

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of income before income taxes, the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended June 30,
	2015	2014
	(unaudited; in thousands)
Sales:
Oil & Gas Proppants	$90,855	$149,331
Industrial & Specialty Products	56,656	56,470

Total sales	147,511	205,801
Segment contribution margin:
Oil & Gas Proppants	13,257	57,060
Industrial & Specialty Products	19,531	17,615

Total segment contribution margin	32,788	74,675
Operating activities excluded from segment cost of goods sold	(2,477)	(1,291)
Selling, general and administrative	(6,575)	(19,267)
Depreciation, depletion and amortization	(13,695)	(10,341)
Interest expense	(6,249)	(4,013)
Other (expense)/income, net, including interest income	(181)	221

Income before income taxes	$3,611	$39,984

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	For the Three Months Ended June 30,
	2015	2014
	(unaudited; in thousands)
Net income	$9,953	$28,654
Total interest expense, net of interest income	6,537	3,811
Provision for taxes	(6,342)	11,330
Total depreciation, depletion and amortization expenses	13,695	10,341

EBITDA	23,843	54,136
Non-cash incentive compensation (1)	(2,179)	2,053
Post-employment expenses (excluding service costs) (2)	868	381
Business development related expenses (3)	(375)	1,713
Other adjustments allowable under our existing credit agreement (4)	1,286	1,502

Adjusted EBITDA	$23,443	$59,785

(1)	Reflects stock based compensation including adjustments for the revaluation of performance share units.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note M - Pension and Post-retirement Benefits to our Financial Statements in Part 1, Item 1 of this Quarterly Report on Form 10-Q.
(3)	Reflects expenses related to business development activities in connection with our growth and expansion initiatives.
(4)	Reflects miscellaneous adjustments permitted under our existing credit agreement, including such items as restructuring costs and employment agency fees.

Investor Contact:

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com

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